Exhibit 99.1

PRESS RELEASE

CONTACTS:

Liz Shows

Odyssey Marine Exploration, Inc.

(813) 876-1776

lshows@odysseymarine.com

Ed Hammond / Dan Moore / Paige Macpherson

Collected Strategies

Odyssey-CS@collectedstrategies.com

Odyssey Marine Exploration Reports Win in NAFTA Arbitration Case

TAMPA, Fla., September 17, 2024 (BUSINESSWIRE) – Odyssey Marine Exploration, Inc. (NASDAQ: OMEX), an ocean exploration pioneer engaged in the discovery, development and extraction of critical minerals that provide solutions to global challenges, announces an award in its arbitration with the United Mexican States under Chapter Eleven of the North American Free Trade Agreement (NAFTA).

Odyssey Marine Exploration (Odyssey) has received notification from the International Centre for Settlement of Investment Disputes (ICSID) of the arbitral award on the claims involving Odyssey and its subsidiary, Exploraciones Oceánicas S. de R.L. de C.V. (ExO), against Mexico. The award orders Mexico to pay US$37.1 million for breaching its obligations under NAFTA, plus interest at the one-year Mexico Treasury bond rate, compounded annually, from October 12, 2018, until the award is paid in full, plus the arbitrators’ fees and ICSID administrative costs. The amounts awarded are net of Mexican taxes and Mexico may not tax the award. Odyssey expects that most or all of the proceeds of the award will be used to satisfy its litigation financing obligations.

“The ruling today validates our position that Mexico’s environmental agency SEMARNAT wrongfully denied our environmental permit, which received extensive input from external advisors and industry experts to determine an economically feasible and environmentally responsible development plan. The project remains strategically significant and commercially viable,” said Mark Gordon, Odyssey Marine Exploration’s Chief Executive Officer and Chairman of the Board of Directors. “We are poised to continue advancing our projects globally, while also collaborating with nations interested in exploring their underwater mineral resources to meet the escalating demand for critical minerals. Our focus remains on minerals that offer solutions to pressing global challenges, such as mitigating carbon emissions through renewable energy adoption and enhancing fertilizer accessibility to support an ever-growing global population.”

ICSID will publish the decision on its website at https://icsid.worldbank.org/cases when it is available.

NAFTA Case Background

Odyssey initiated the NAFTA arbitration after the manifestly arbitrary and discriminatory denial by SEMARNAT of an environmental permit for ExO based not on Mexico’s regulations or on scientific support, but on a politician’s directive. Mexico’s highest federal administrative court, the Tribunal Federal de Justicia Administrativa (TFJA), unanimously ruled in favor of ExO in 2018 that SEMARNAT had unlawfully rejected the environmental permit in 2016. When SEMARNAT once again denied the permit in contravention of Mexican and public international laws, Odyssey determined it needed to commence the arbitration in order to protect its shareholders’ investment. Today’s ruling reflects the tribunal’s examination of SEMARNAT’s unlawful handling of the permit. ExO is also once again challenging the unlawful decision of SEMARNAT before the TFJA.

About Odyssey Marine Exploration

Odyssey Marine Exploration, Inc. (NASDAQ: OMEX) is a global leader in ocean exploration with over 30 years of experience. The company is committed to the sustainable and responsible discovery, validation, and advancement of seafloor critical mineral projects, including polymetallic nodules for battery metals and subsea phosphate deposits for fertilizers. Offering comprehensive research, marine operations, and regulatory compliance support, Odyssey works with governments and seafloor rights holders worldwide. Odyssey develops its projects in collaboration with a global network of partners, academics, and industry professionals who share its commitment to environmentally sound solutions to obtain minerals that will address present and future global challenges. Learn more at www.odysseymarine.com.

Forward Looking Information

Odyssey Marine Exploration believes the information set forth in this Press Release may include “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Certain factors that could cause results to differ materially from those projected in the forward-looking statements are set forth in “Risk Factors” in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, which was filed with the Securities and Exchange Commission on May 17, 2024. The financial and operating projections as well as estimates of mining assets are based solely on the assumptions developed by Odyssey that it believes are reasonable based upon information available to Odyssey as of the date of this release. All projections and estimates are subject to material uncertainties and should not be viewed as a prediction or an assurance of actual future performance. The validity and accuracy of Odyssey’s projections will depend upon unpredictable future events, many of which are beyond Odyssey’s control and, accordingly, no assurance can be given that Odyssey’s assumptions will prove true or that its projected results will be achieved.

###